Exhibit    10. 7

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of the ____ day of __________________, 2004, by and between First M&F Corporation, Inc. (hereinafter referred to as "Employer"), and __________________ an individual resident of the State of _______________ (herein "Employee").
WHEREAS, Employer desires to employ Employee as an Executive of Merchants & Farmers Bank, one of the businesses operated by Employer, according to the terms, covenants and conditions hereinafter set forth;
NOW, THEREFORE, in consideration of the premises, and of the mutual covenants and agreements set forth herein, it is hereby agreed as follows:
1.    EMPLOYMENT. Employer hereby employs, engages and hires Employee, and Employee hereby accepts and agrees to such hiring, engagement and employment, as Chief Financial Officer of Merchants & Farmers Bank, to perform those duties specified by Employer in accordance with the general supervision and direction of the Chairman of the Board of Directors of Merchants & Farmers Bank.
2.    BEST EFFORTS. Employee agrees that he will devote his full time to the duties and responsibilities required of such position; and that he will at all times faithfully, industriously and to the best of his ability, experience and talents perform all such duties and responsibilities to the reasonable satisfaction of Chairman of the Board. Such duties shall be rendered in accordance with the Employer's policies and at such place or places as the interest, needs, business or opportunity of Employer shall require. Employee shall not render any services or engage in any other undertaking on behalf of any party other than Employer unless otherwise specifically authorized in writing by the Chairman of the Board of Directors of First M & F Corporation, Inc.

3.    TERM OF AGREEMENT. The initial term of this Agreement shall be for twelve (12) months from May _____, 2004. This Agreement shall be automatically renewed for a one-month term at the end of the initial one-year term and thereafter for successive one-month terms unless either party hereto gives written notice to the other, at least two (2) weeks prior to the end of such initial or any renewed term, of his or its intention not to renew this Agreement at the expiration of such term.
4.    COMPENSATION. For all duties to be performed by Employee under this Agreement, Employee shall receive a base salary of $___________ per month and Employee may be eligible for bonuses as determined by the Board of Directors of Merchants & Farmers Bank. This compensation may be modified, from time to time, by Employer in accordance with its evaluation of Employee's performance.
5.    BENEFITS. Employee shall also be entitled to participate in any and all employee benefit plans upon the same terms and conditions as all other employees of Employer.
7.    TERMINATION OF EMPLOYMENT. The employment of Employee may be terminated by Employer during the initial and any renewed term of this Agreement as follows:
(a)    Except as provided in 7(b) below, Employer may terminate Employee's employment for any reason, without cause, and at any time, without notice and without further obligation, by paying to Employee severance pay equal to four (4) months salary, or $________, less normal federal and state withholdings.
(b)    In the event that Employee's employment is terminated without cause as a result of a change of control of Employer within one year of such change in control, or if Executive voluntarily terminates his employment for good cause within two (2) years following such a change in control, then Executive shall be paid two years' base salary. For purposes of this section, "change in control" means that any person or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934) other than the current owners becomes the owner or beneficial owner of 50% or more of the combined voting power of the then outstanding First M&F securities that may then be cast for the election of First M & F's directors (other than as a result of an issuance of securities initiated by the Company or as a result of open market trading). If such a change in control occurs, and if the Board of Directors thereafter materially and detrimentally modifies Employee's duties, functions, and responsibilities without his consent, or if his compensation is materially reduced, then Employee may resign for good cause under this subsection of the agreement.
(b)    Employer may terminate Employee's employment without notice, without further obligation and without severance pay, upon the occurrence or existence of any of the following conditions: (1) the breach of any term of this Agreement by Employee; (2) the existence of just cause for Employee's termination; (3) the death of Employee; or (4) the resignation by Employee other than by giving the notice required by Section 3 of this Agreement.
(c)    As used in Section 5(b)(2), the term "just cause" includes, but is not limited to, violation of instructions of Employer's management, Employer's Standards of Conduct, or violation of any rule or regulation regarding employment.

8.    RESTRICTIVE COVENANTS.

(a)    If Employee voluntarily terminates his employment, or if his employment is terminated involuntarily for cause, at any time, whether or not during the term of this agreement, Employee covenants and agrees that for a period of twelve (12) months after the termination of his employment, he shall not, in any way, individually, or in any other manner, either directly or indirectly, engage in the financial services business or any branch thereof, nor will he permit his name to be used in connection with any such business for the solicitation of any account or business sold or serviced by Employer and/or its related entities.
(b)    If Employee is involuntarily terminated without cause, whether or not during the term of this agreement, Employee covenants and agrees that for the period of time during which Employee receives severance pay, Employee shall not, in any way, individually, or in any other manner; either directly or indirectly, engage in the financial services business or any branch thereof, nor will Employee solicit or permit Employee's name to be used in connection with any such business for the solicitation of any account or business sold or serviced by Employer and/or its related entities.
(c)    For the period of twelve (12) months from and after any termination of his employment, regardless of whether such is voluntary or involuntarily, for or without cause, Employee agrees to refrain from directly or indirectly inducing to leave Employer's employment any of Employer's other employees or other persons associated with the representation of Employer.

(d)     Employee's covenants under this Section 6 shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of Employee against Employer or any of its related entities, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of these covenants.
(e)    It is agreed and understood between the parties hereto that any breach or violation of any of the restrictive covenants will result in immediate and irreparable injury to the Employer and will authorize recourse to injunction and/or specific performance as well as to all other legal or equitable remedies to which such injured party may be entitled hereunder.
(f)    In the event there is any successful judicial or arbitral action taken to enforce Employer's rights under this paragraph, Employee shall pay to Employer all costs and expenses, including but not limited to all attorneys' fees and costs incurred by Employer in connection with enforcement of Employer's rights under this section of the Agreement.
10.    NO OTHER EMPLOYMENT. Employee shall devote all of his time, attention, knowledge and skill solely to the business and interest of Employer, and Employer shall be entitled to all of the benefits, profits or other issues arising from or incident to all work, services and advice of Employee. Without prior written approval from the Chairman of the Board of Merchants & Farmers Bank Employee shall not, during the initial or any renewed term hereof, be interested directly or indirectly, in any manner, as partner, officer, director, stockholder, advisor, employee or in any other capacity in any other business similar to Employer's business.
11.    NONDISCLOSURE OF INFORMATION.
(a)    Employee recognizes and acknowledges that his position with Employer permits his access to certain trade secrets and confidential and proprietary business information of Employer and its related entities (collectively the "Proprietary Information"). For purposes of this Agreement, the term Proprietary Information shall include but not be limited to any customer lists, computer programs, tapes, intra-office memoranda, letters, reports, specifications, pricing information, processes, data and any other information concerning any matter affecting or relating to the business of Employer and its related entities and their manner of operation, whether or not such information may in fact be confidential, together with any information classified as a "trade secret" by the Mississippi Uniform Trade Secrets Act, § 75-26-1 et

seq. of Miss. Code Ann. of 1972 (the "Act").
(b)    Employee agrees to use his best efforts and utmost diligence to protect the Proprietary Information. Except as may be required by Employer in connection with and during Employee's employment with Employer, or with the express written permission of the President of Merchants & Farmers Bank and the Chairman of the Board of Merchants & Farmers Bank, Employee shall not, either during his employment with Employer or thereafter, directly or indirectly, use for "improper means" (as defined in the Act), including for Employee's own benefit or for the benefit of another, or cause the "misappropriation" (as defined in the Act) or disclose to any "person" (as defined in the Act), in any manner whatsoever, any of the Proprietary Information (whether or not acquired, learned, obtained or developed by Employee alone, by Employee in conjunction with others, or by another person).
(c)    Employee further agrees that any document, record, tape or other material embodying or reflecting any Proprietary Information, including but not limited to all copies and reproductions of any such document, record, tape or other material, shall be the property of Employer and shall be delivered to Employer upon termination of Employee's employment or at any other time upon request by the Chairman of the Board of Merchants & Farmers Bank or the Chairman of the Board of Merchants & Farmers Bank.
(d)    In the event there is any successful judicial or arbitral action taken to enforce Employer's rights under this paragraph, Employee shall pay to Employer all costs and expenses, including but not limited to all attorneys' fees and costs incurred by Employer in connection with enforcement of Employer's rights under this section of the Agreement.
12.    MODIFICATION OF AGREEMENT.     No waiver or modification of this Agreement or of any covenant, condition or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith. No evidence of any waiver or modification shall be offered or received in evidence in any proceeding, arbitration or litigation between the parties hereto arising out of or affecting this Agreement, or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid. The parties agree that the provisions of this Section may not be waived except as herein set forth.

13.     PRIOR AGREEMENTS. This Agreement cancels and supersedes any prior employment and/or compensation agreement or agreements, whether oral or written, between Employer and/or its related entities and Employee.
14.    NOTICE. AlI notices, requests, demands, consents or other communications given hereunder or in connection herewith shall be in writing, shall be sent by registered or certified mail, return receipt requested, postage prepaid, or by hand delivery or expedited delivery service, with delivery charges prepaid and with acknowledged receipt of delivery, shall be deemed given on the date of acceptance or refusal of acceptance shown on such receipt, and shall be addressed to the party to receive such notice at the following applicable address:
If to Employee, to:

If to Employer, to:

Either party may, by notice given as aforesaid, change its address for all subsequent notices. Each notice by or on behalf of Employer shall be deemed sufficient if signed by any one of its officers or by its counsel and if otherwise given or made in compliance with this Section.
15.    SEVERABILITY. If any provision of this Agreement shall be held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain valid and in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.
16.    BENEFIT. This Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of and be binding upon the successors and assigns of Employer and upon the personal representatives of Employee. This Agreement may be assigned by Employer, but not by Employee.
17.    MANDATORY ARBITRATION OF DISPUTES OR CLAIMS.
Employer and Employee agree that any claims arising out of or in connection with the employment relationship, the terms and conditions of employment, or the termination of Employee's employment will be settled by binding arbitration. This Agreement applies to the following allegations, disputes, and claims for relief, but is not limited to those listed: (1) wrongful discharge under federal and/or state statutory and common law; (2) employment- related claims, discrimination, and harassment claims based on federal, state or local statute, ordinance or governmental regulations, including but not limited to 42 U.S.C. § 1981; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et seq.; the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.; the Americans with Disabilities Act, 42 U.S.C. §12,101, et seq.; the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.; and, the Fair Labor Standards Act, 29 U.S.C. § 201, et.seq.; (3) whistleblower claims; (4) retaliatory discharge or other employment-related actions; (5) compensation disputes; (6) tort claims; (7) bad faith denial of workers' compensation claims; (8) contractual claims; (9) employee benefit claims, including ERISA and COBRA claims; and (10) all other federal and/or state statutory and common law claims, regardless of whether the statute was enacted or whether the common law doctrine was recognized at the time this Agreement was signed. This Agreement applies to all of the aforementioned claims, whether those claims are asserted against the Employer or any managerial or supervisory employee of the Employer, or both. It applies to any claims that may have existed in the past, any present claims, and any future claims. The only exceptions to the scope of this arbitration agreement are as follows: Employer may file a judicial action or resort to arbitration to enforce its rights under paragraphs 9 and/or 11 of this Agreement. Employee may file workers' compensation and unemployment claims with appropriate state agencies and, thereafter appeal any administrative decisions thereon as provided by state statute and court rules. Employee may not take any other claims to court. Employee understands that this Agreement will not limit his or her right to file charges with the Equal Employment Opportunity Commission, unfair labor practice charges with the National Labor Relations Board, complaints with the Occupational Safety and Health Administration or any other filing with any federal or state agency charged with statutory responsibility to protect the employment-related rights of employees. However, it does preclude his or her resort to the courts to resolve any disputes or to obtain relief related to his or her employment.
(a)    Either party may commence the arbitration proceeding by written grievance and demand and submission of a $150.00 filing fee, provided that if the Employee seeks arbitration he or she must first exhaust all internal complaint procedures established by the Employer's handbook, policies and procedures. The time limits for the filing of a grievance shall be the same as provided by the substantive law applicable to the dispute, for example 180 days for discrimination claims. If the Employee exhausts his or her internal complaint procedures but is not satisfied with the resulting decision of the Employer, the Employee may demand arbitration, and the Employee shall submit with the demand for arbitration his or her filing fee check payable to the Employer, which will apply same towards the fees and expenses of the arbitration.
(b)     The arbitration proceedings shall be conducted at a mutually agreed site, with a single arbitrator selected from a panel provided by the Federal Mediation and Conciliation Service. The selection from the panel will be made by the Employee and Employer alternately striking names from the panel provided by FMCS until only one name remains, and that person shall be the arbitrator for the dispute in question. Discovery may be had in accordance with the Federal Ru1es of Civil Procedure, with the arbitrator resolving all discovery disputes in accordance with said rules. Both Employee and Employer may be represented by an attorney throughout the proceedings, but neither party shall be liable for the other party's attorneys' fees and expenses unless such is provided for by the substantive law applicable to the dispute and ordered by the arbitrator.
(c)    The arbitrator shall coordinate and limit as appropriate all pre-arbitral discovery, which shall include document production, information requests and depositions. The arbitrator shall issue a written decision and award, stating the reasons therefore. The decision and award shall be exclusive, final and binding on the parties, their heirs, executors, administrators, successors and assigns. The costs and expenses of the arbitration shall be awarded by the arbitrator in accordance with the substantive law applicable to the dispute. If the arbitrator does not make an award of costs then all fees and expenses of the arbitrator (over and above the $150.00 filing fee if the arbitration was commenced by the Employee), shall be paid by the Employer. The arbitrator may also award other costs and fees (for example, deposition costs, expert costs, attorneys' fees) in accordance with the substantive law applicable to the particular dispute. If the applicable substantive law does not allow the decision-maker the discretion of awarding costs and fees, or if no such award is made, each party shall be responsible for its own attorneys' fees and costs.
(d)    Employer and Employee understand that, by signing this Agreement, they are agreeing to substitute one legitimate forum (arbitration) for another (litigation), and thereby are waiving their right to have their disputes resolved in court by a jury. This substitution involves no surrender, by either party, of any substantive statutory or common law benefit, protection or defense.

(e)    The parties agree, acknowledge and understand that, unless otherwise provided herein, this Agreement and all related proceedings are subject to the Federal Arbitration Act, 9 U.S.C. §§ 1-16.
18.    WAIVER. The waiver by either party of any breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or violation hereunder.
19.    GOVERNING LAW. This Agreement shall be interpreted, construed, applied and enforced in accordance with the laws of the State of Mississippi, regardless of (a) where this Agreement is executed or delivered, (b) where any payment or other performance required by this Agreement is made or required to be made, (c) where any breach of any provision of this Agreement occurs or any cause of action otherwise accrues, (d) where any action or other proceeding is instituted or pending, (e) the nationality, citizenship, domicile, principal place of business or jurisdiction of organization or domestication of any party, (f) whether the laws of the forum jurisdiction otherwise would apply the laws of a jurisdiction other than the State of Mississippi, or (g) any combination of the foregoing.
20.    CHOICE OF VENUE. The parties hereto hereby irrevocably consent (a) to the jurisdiction of the Chancery Courts of the State of Mississippi, County of Attala, and of any Federal    Court located in the Northern District of Mississippi, to enforce the terms of this Agreement, including its Arbitration provisions, and agree that venue in each of such Courts is proper in connection with any such action or proceeding.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the day and year first above written.

[EMPLOYEE]		[EMPLOYER]

By: